UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EAGLE GROWTH AND INCOME OPPORTUNITIES FUND

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Andrew Park: Introduction

Thank you [Operator]. Good afternoon everybody, and thanks for being with us today. My name is Andrew Park, and I am a Vice President in Business and Product Development at THL Credit. I am joined today by James Camp, portfolio manager of the Eagle Growth and Income Opportunities Fund.

Let me start with some important reminders. Before we begin, please note that statements made on this call may constitute forward-looking statements within the meaning of the federal securities laws. Such statements reflect various assumptions by THL Credit and Eagle Asset Management concerning anticipated results that are not guarantees of future performance and are subject to known and unknown uncertainties and other factors that could cause actual results to differ materially from such statements. The uncertainties and other factors are, in some ways, beyond management’s control, including the factors described from time to time in the Fund’s filings with the Securities and Exchange Commission. Although we believe that the assumptions on which any forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect.  You should not place undue reliance on these forward-looking statements. Neither the Fund nor THL Credit or Eagle Asset Management undertakes any duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this call.

Before we begin our discussion of EGIF, I want to update you on a recent development with THL Credit, EGIF’s investment adviser. Last week, THL Credit reported that it had entered into a definitive agreement with First Eagle Investment Management, LLC, whereby a newly formed subsidiary of First Eagle has agreed to merge with and into THL Credit, with THL Credit as the surviving company. A copy of the joint press release issued by THL Credit and First Eagle related to the transaction is available on THL Credit’s website at www.thlcredit.com. Upon consummation of the transaction, all key personnel of THL Credit who are involved in the management of EGIF are expected to continue to serve in the same roles with respect to the Fund. The consummation of the transaction is expected to occur in the first quarter of 2020, subject to regulatory approvals and other customary closing conditions. Further details are provided in EGIF’s 8-K and press release filed last week. The transaction does not affect Eagle Asset Management, EGIF’s sub-adviser, or any of Eagle’s personnel who are involved in the management of the Fund.

Because the closing of the transaction will result in a change of control of THL Credit, and a termination of the Fund’s current investment advisory and sub-advisory agreements, EGIF intends to seek approval of the Board of Trustees and its shareholders of a new investment advisory agreement with THL Credit and a new sub-advisory agreement between THL Credit and Eagle Asset Management. As a result, EGIF expects that it will file relevant materials with the Securities and Exchange Commission, including a proxy statement, to seek shareholder approval of the new advisory agreements. You should read the proxy statement and any other documents filed with the Securities and Exchange Commission if and when such documents become available because they will contain important information about the Fund and the potential impact of the transaction on the Fund, THL Credit and Eagle Asset Management. These proxy materials will be different from the proxy materials that the Fund has recently sent to shareholders, and will require the Fund’s to hold a subsequent special meeting of shareholders.

In light of the transaction, the Fund, the Adviser, Eagle Asset Management and First Eagle and their respective board members and executive officers may be deemed to be participants in the solicitation of proxies from the Fund’s shareholders. Information regarding the Fund’s trustees and executive officers can be found in the Fund’s definitive proxy statement for its 2019 Annual Meeting, filed with the SEC on October 3, 2019. Additional information regarding the interests of such potential participants would be included in the proxy statement and other relevant documents filed with the SEC in connection with the transaction when they become available. You will be able to obtain free copies of the proxy statement and any other relevant documents filed with the SEC by the Fund through the website maintained by the SEC or can be obtained free of charge at the Fund’s website or by writing to the Fund.

We believe that the combined platform will benefit the Fund not only through First Eagle’s scale as a global asset manager but also through its access to additional distribution channels, such as investment advisers and wire houses. First Eagle has a trusted and long-standing brand presence in the wealth management business. THL Credit believes First Eagle’s brand will garner additional positive attention to the Fund. Furthermore, First Eagle has over fifty sales professionals focused on retail wealth management channels. THL Credit believes First Eagle’s brand presence and long-standing relationships will increase the rate of investor engagement with the Fund, promote investor access to information and grow awareness of the Fund in the market. We look forward to discussing the proposed transaction in more detail with you in the coming weeks.

James: Market Outlook Commentary

•	Fed pivot is fully executed, and the fear of a mistake made by the Fed is no longer a risk to markets
•	Security selection in debt and equity securities will determine investment performance in 2020
•	Returns to duration have peaked and we expect rates to move modestly higher
•	We do not expect multiple expansion in 2020, but we believe earnings growth will be positive

Andrew Park/Brian Good: Review of Recent Fund Actions

James, thank you for your insights. Now we would like to turn your attention to recent actions proposed by THL and Eagle, and approved by the Fund’s Board, that are intended to improve the EGIF shareholder experience.

As you know, effective August 31, 2019, the Fund’s Board appointed THL Credit, a $17 billion asset manager, to serve as the Fund’s new investment adviser, and retained Eagle to continue to serve as the Fund’s sub-adviser. The current interim advisory and subadvisory agreements with THL Credit and Eagle are scheduled to expire on January 27, 2020, as required under applicable law. Shareholders of the Fund are being asked to approve non-interim advisory and subadvisory agreements with THL Credit and Eagle to permit their continued management of the Fund after that date.

As part of the change in investment advisers, THL Credit and Eagle agreed to limit certain non-management expenses borne by shareholders to an amount not to exceed 0.35% of the Fund’s managed assets for the remainder of the Fund’s term. This represents a 26 bps decrease from 2018, which reflects a mid-year reduction in advisory fees and investor servicing fees, and a 51 bps decrease from 2017. In addition, we removed the 5bps investor services fee, formerly borne by shareholders.

In addition to managing the Fund’s expenses, THL Credit and Eagle are working to narrow the Fund’s trading discount in a manner that also benefits existing shareholders. We believe that we have proposed actions and changes—some of which we have already implemented—that will benefit shareholders and help to mitigate the discount. As of yesterday’s close, the Fund’s discount was 10% versus the 52-week average discount of 15.15%.

On November 21, 2019, the Fund made important announcements regarding changes to its operations and term. Specifically, the Board approved a share repurchase plan for the Fund and approved a proposal from THL Credit and Eagle to shorten the Fund’s term.

•	Under the Fund’s share repurchase program, the Fund may repurchase up to 10% of its currently outstanding shares, in open market transactions, over a period of twelve months through November 30, 2020. This program seeks to enhance shareholder value by purchasing Fund shares at a discount, which we believe could result in incremental accretion to the Fund’s NAV and potentially provide a price floor for the stock moving forward.

•	THL Credit and Eagle also proposed a shortening of the Fund’s term by three years. We believe this action should benefit shareholders because it accelerates their realization of the Fund’s NAV and also may help to narrow the Fund’s trading discount. The Fund’s term reduction, however, cannot be effected without the approval of shareholders.

Finally, I would like to remind everyone of EGIF’s upcoming Special Meeting of Shareholders to be held on January 21, 2020. All shareholders as of the November 18 record date will be receiving a proxy card if you have not received one already. If you are a financial advisor, please make your clients aware of this special meeting and proxy mailing. At the special meeting, EGIF’s shareholders are being asked to approve three important matters we just discussed:

•	A new, non-interim advisory agreement between the Fund and THL Credit;

•	A new, non-interim subadvisory agreement between THL Credit and Eagle Asset Management; and

•	The shortening of the Fund’s term from May 14, 2027 to May 14, 2024.

The Fund’s total return on NAV this year through yesterday, 12/19/2019, was 17.53% on price and 23.96% with dividends reinvested, which we believe is a result of recent changes made to the Fund’s investment strategy. These changes began in Q4 of 2017 when the passive index-based covered call strategy, originally intended to generate additional income, was terminated and replaced with additional exposure to high yield and preferred equities, as well as dividend paying stocks.

In early 2018, James added an experienced high yield investor, Bishop Jordan, to his team. Since Bishop’s joined the team, the Fund has been able to substitute high yield ETFs with individual bonds. This has also freed up some of the income needs from the equity sleeve allowing them to refocus on both the income AND growth opportunities in the market. Furthermore, with the appointment of THL Credit as investment adviser to the Fund, we have been able to add exposure to senior loans, high yield bonds and CLOs to the Fund’s overall portfolio. We expect this diversification of asset classes to facilitate the Fund as a tactical allocation fund across both equity and fixed income markets, as originally marketed to investors, including through enhanced investment opportunities across the fixed income spectrum.

The total return on EGIF’s market price this year through yesterday was approximately 33% and 42% when including reinvested dividends. In that same period the stock price has increased from $12.62 on 12/31/2018 to $16.82 at the close yesterday. Since November 21 when the repurchase program and the term shortening was announced, the stock price has increased 56 cents from $16.26 to $16.82. We believe that the majority of the shareholders continue to see value in the current income, strategy and portfolio management team of EGIF. We believe that we can continue to add value on the investment side to investor portfolios and that the recent actions and changes we’ve announced demonstrate our focus and willingness to act upon the historic discount levels of the Fund. We intend to always keep shareholder interests first and we believe that our recent actions reflect that commitment.

As noted above, the items proposed in the Fund’s proxy materials for the special meeting require shareholder support to be implemented. If you are a financial advisor, please feel free to call us or your corporate actions desk for instructions to share with your clients on how to submit their votes through their RJ Client Portal, or if they have their control number, they can vote online at www.proxyvote.com. If your client prefers to vote over the phone and they are a Non-Objecting Beneficial Owner, they can call DF King at 866-416-0552. If your client is an Objecting Beneficial Owner, they can cast their votes over the phone with Broadridge at 800-690-9603 but they must have their control number on hand.

Thank you for your continued support.

Andrew Park: Q&A

At this time, I’d like to open up the call for Q&A…

Andrew Park: Conclusion

On behalf of the management team, I thank you for your continued commitment in your investments in the Fund. Additional information, including the Fund’s 2018 Annual Report and the most recent fact sheet as of December 31, 2018, can be found on our website at www.thlcreditegif.com, or you can contact us at 844-409-6354 or at egif@thlcredit.com.

Thank you again for your time and attention on today’s call.